ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-177923 Dated June 29, 2012

JPMorgan Chase & Co. Trigger Phoenix Autocallable Optimization Securities

Linked to the SPDR® S&P 500® ETF Trust due on or about January 10, 2014

Linked to the iShares® Russell 2000 Index Fund due on or about January 10, 2014

Investment Description
Trigger Phoenix Autocallable Optimization Securities are unsecured and unsubordinated debt securities issued by JPMorgan Chase & Co. ("JPMorgan Chase") (each a "Security" and collectively the "Securities") linked to the performance of a specific exchange-traded fund (the "Fund"). If the closing price of one share of the applicable Fund on the applicable quarterly Observation Date is equal to or greater than the applicable Coupon Barrier (subject to adjustments, in the sole discretion of the calculation agent, in the case of certain events described in the accompanying product supplement no. UBS-6-I under "General Terms of Securities — Anti-Dilution Adjustments"), JPMorgan Chase will make a Contingent Coupon payment with respect to that Observation Date. Otherwise, no coupon will be payable with respect to that Observation Date. JPMorgan Chase will automatically call the Securities early if the closing price of one share of the applicable Fund on any quarterly Observation Date is equal to or greater than the applicable Initial Price. If the Securities are called, JPMorgan Chase will pay the principal amount plus the applicable Contingent Coupon for that Observation Date and no further amounts will be owed to you. If the Securities are not called prior to maturity and the applicable Final Price is equal to or greater than the applicable Trigger Price (which is the same price as the applicable Coupon Barrier), JPMorgan Chase will make a cash payment at maturity equal to the principal amount of your Securities, in addition to the applicable Contingent Coupon. If the applicable Final Price is less than the applicable Trigger Price, JPMorgan Chase will pay you less than the full principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the price of the applicable Fund from the Trade Date to the Final Valuation Date. Investing in the Securities involves significant risks. You may lose some or all of your principal amount. The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase. If JPMorgan Chase were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features	Key Dates

❑Automatically Callable: JPMorgan Chase will automatically call the Securities and pay you the principal amount plus the applicable Contingent Coupon otherwise due for the applicable quarterly Observation Date if the closing price of one share of the applicable Fund on any quarterly Observation Date is equal to or greater than the applicable Initial Price. If the Securities are not called, investors will have the potential for downside equity market risk at maturity.

❑Contingent Coupon: If the closing price of one share of the applicable Fund on the applicable quarterly Observation Date is equal to or greater than the applicable Coupon Barrier, JPMorgan Chase will make a Contingent Coupon payment with respect to that Observation Date. Otherwise, no coupon will be payable with respect to that Observation Date.

❑Contingent Repayment of Principal Amount at Maturity: If by maturity the Securities have not been called and the price of the applicable Fund does not close below the applicable Trigger Price on the Final Valuation Date, JPMorgan Chase will pay you the principal amount per Security at maturity, in addition to the applicable Contingent Coupon. If the price of the applicable Fund closes below the applicable Trigger Price on the Final Valuation Date, JPMorgan Chase will repay less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the price of the applicable Fund from the Trade Date to the Final Valuation Date. The contingent repayment of principal applies only if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase.

	Trade Date[1]	July 5, 2012
	Settlement Date[1]	July 10, 2012
	Observation Dates[2]	Quarterly (see page 4)
	Final Valuation Date[2]	January 6, 2014
	Maturity Date[2]	January 10, 2014
	[1]	Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Observation Dates, the Final Valuation Date and the Maturity Date will be changed so that the stated term of the Securities remains the same.
	[2]	Subject to postponement in the event of a market disruption event and as described under "Description of Securities — Automatic Call Feature" and "Description of Securities — Postponement of a Payment Date" in the accompanying product supplement no. UBS-6-I.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN CHASE IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE APPLICABLE FUND. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN CHASE.  YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ''KEY RISKS'' BEGINNING ON PAGE 6 AND UNDER ''RISK FACTORS'' BEGINNING ON PAGE PS-6 OF THE ACCOMPANYING PRODUCT SUPPLEMENT NO. UBS-6-I AND UNDER "RISK FACTORS" BEGINNING ON PAGE US-1 OF THE ACCOMPANYING UNDERLYING SUPPLEMENT NO. 1-I BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering
This free writing prospectus relates to two (2) separate Security offerings. Each issuance of offered Securities is linked to one, and only one, Fund. You may participate in either of the two (2) Security offerings or, at your election, in both of the offerings. This free writing prospectus does not, however, allow you to purchase a Security linked to a basket of both of the Funds described below. The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof. Each of the two (2) Security offerings is linked to a different Fund, and each of the two (2) Security offerings has a different Contingent Coupon Rate, Initial Price, Trigger Price and Coupon Barrier, each of which will be determined on the Trade Date. The actual Contingent Coupon Rate for each Security will not be less than the bottom of the applicable range listed below but you should be willing to invest in the Securities if the Contingent Coupon Rate is set at the bottom of that range. The performance of each Security offering will not depend on the performance of any other Security offering.

Fund	Contingent Coupon Rate	Initial Price	Trigger Price*	Coupon Barrier*	CUSIP	ISIN
SPDR® S&P 500® ETF Trust	6.00% to 8.00% per annum	$•	75% of the Initial Price	75% of the Initial Price	48126E883	US48126E8839
iShares® Russell 2000 Index Fund	10.00% to 12.50% per annum	$•	75% of the Initial Price	75% of the Initial Price	48126E875	US48126E8755

* The Trigger Price and Coupon Barrier may be rounded up to the nearest cent.

See "Additional Information about JPMorgan Chase & Co. and the Securities" in this free writing prospectus. Each Security we are offering will have the terms specified in the prospectus dated November 14, 2011, the prospectus supplement dated November 14, 2011, product supplement no. UBS-6-I dated January 10, 2012, underlying supplement no. 1-I dated November 14, 2011 and this free writing prospectus. The terms of the Securities as set forth in this free writing prospectus, to the extent they differ or conflict with those set forth in product supplement no. UBS-6-I, will supersede the terms set forth in product supplement no. UBS-6-I. In particular, please refer to "Additional Terms Specific to the Securities" in this free writing prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this free writing prospectus or the accompanying prospectus, prospectus supplement, product supplement no. UBS-6-I and underlying supplement no. 1-I. Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Us
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities Linked to the SPDR® S&P 500® ETF Trust		$10		$0.15		$9.85
Securities Linked to the iShares® Russell 2000 Index Fund		$10		$0.15		$9.85

(1)	The price to the public includes the estimated cost of hedging our obligations under the Securities through one or more of our affiliates, which includes our affiliates' expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see "Use of Proceeds and Hedging" beginning on page PS-23 of the accompanying product supplement no. UBS-6-I.
(2)	UBS Financial Services Inc., which we refer to as UBS, will receive a commission that will depend on market conditions on the Trade Date. In no event will the commission received by UBS exceed $0.15 per $10 principal amount Security.

The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Recent Developments

On June 21, 2012, Moody's Investors Services downgraded our long-term senior debt rating to "A2" from "Aa3" as part of its review of 15 banks and securities firms with global capital markets operations. Moody's also maintained its "negative" outlook on us, indicating the possibility of a further downgrade. In addition, on May 11, 2012, Fitch Ratings downgraded our long-term senior debt rating to "A+" from "AA-" and placed us on negative rating watch for a possible further downgrade, and Standard & Poor's Ratings Services changed its outlook on us to "negative" from "stable," indicating the possibility of a future downgrade. These downgrades may adversely affect our credit spreads and the market value of the Securities. See "Risk Factors" in our annual report on Form 10-K for the year ended December 31, 2011 and "Key Risks — Risks Relating to the Securities Generally — Credit Risk of JPMorgan Chase & Co." in this free writing prospectus for further discussion.

These actions followed our disclosure on May 10, 2012, that our Chief Investment Office (which is part of our Corporate segment) has had, since the end of the first quarter of 2012, significant mark-to-market losses in our synthetic credit portfolio, partially offset by securities gains. We disclosed that the Chief Investment Office's synthetic credit portfolio has proven to be riskier, more volatile and less effective as an economic hedge than we had previously believed. We are currently repositioning the portfolio in conjunction with our assessment of our overall credit exposure; as this repositioning is being effected in a manner designed to maximize economic value, we may hold certain of our current synthetic credit positions for the longer term and, accordingly, the net income in our Corporate segment will likely be more volatile in future periods than it has been in the past. These and any future losses may lead to heightened regulatory scrutiny and additional regulatory or legal proceedings against us, and may continue to adversely affect our credit ratings and credit spreads and, as a result, the market value of the Securities. See our quarterly report on Form 10-Q for the quarter ended March 31, 2012; "Risk Factors — Risk Management — JPMorgan Chase's framework for managing risks may not be effective in mitigating risk and loss to the Firm" in our annual report on Form 10-K for the year ended December 31, 2011; and "Key Risks — Risks Relating to the Securities Generally — Credit Risk of JPMorgan Chase & Co." in this free writing prospectus for further discussion.

Additional Information about JPMorgan Chase & Co. and the Securities

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offerings to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to these offerings that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and these offerings. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov and searching company filings for the term "JPMorgan Chase & Co." Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in these offerings will arrange to send you the prospectus, the prospectus supplement, product supplement no. UBS-6-I, underlying supplement no. 1-I and this free writing prospectus if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

This free writing prospectus relates to two (2) separate Security offerings. Each issue of the offered Securities is linked to one, and only one, Fund. The purchaser of a Security will acquire a security linked to a single Fund (not to a basket or index that includes the other Fund). You may participate in either of the two (2) Security offerings or, at your election, in both of the offerings. We reserve the right to withdraw, cancel or modify either offering and to reject orders in whole or in part. While each Security offering relates only to a single Fund identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to that Fund (or the other Fund) or as to the suitability of an investment in the Securities.

You should read this free writing prospectus together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011, relating to our Series E medium-term notes of which these Securities are a part, and the more detailed information contained in product supplement no. UBS-6-I dated January 10, 2012 and underlying supplement no. 1-I dated November 14, 2011. This free writing prospectus, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Risk Factors" in the accompanying product supplement no. UBS-6-I and underlying supplement no. 1-I, as the Securities involve risks not associated with conventional debt securities.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Product supplement no. UBS-6-I dated January 10, 2012: http://www.sec.gov/Archives/edgar/data/19617/000089109212000196/e46867_424b2.pdf
♦	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
♦	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

As used in this free writing prospectus, the "issuer," "JPMorgan Chase," "we," "us" and "our" refer to JPMorgan Chase & Co.

Additional Terms Specific to the Securities

For purposes of the Securities offered by this free writing prospectus, notwithstanding anything to the contrary set forth under "General Terms of Securities — Calculation Agent" in the accompanying product supplement no. UBS-6-I, all calculations with respect to the Trigger Price and Coupon Barrier for each Fund may be rounded up to the nearest cent (e.g., $0.761 is $0.77).

Investor Suitability

The Securities may be suitable for you if, among other considerations:

♦You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the applicable Fund.

♦You accept that you may not receive a Contingent Coupon on some or all of the Coupon Payment Dates.

♦You believe the applicable Fund will close at or above the applicable Coupon Barrier on the Observation Dates and the applicable Trigger Price on the Final Valuation Date.

♦You believe the applicable Fund will close at or above the applicable Initial Price on one of the specified Observation Dates.

♦You understand and accept that you will not participate in any appreciation in the price of the applicable Fund and that your potential return is limited to the applicable Contingent Coupons.

♦You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the applicable Fund.

♦You would be willing to invest in the Securities if the applicable Contingent Coupon Rate was set equal to the bottom of the applicable range indicated on the cover hereof (the actual Contingent Coupon Rate for each Security will be set on the Trade Date and will not be less than the bottom of the applicable range listed on the cover).

♦You do not seek guaranteed current income from this investment and are willing to forgo dividends paid on the applicable Fund.

♦You are willing to invest in securities that may be called early or you are otherwise willing to hold such securities to maturity, a term of 18 months.

♦You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which J.P. Morgan Securities LLC ("JPMS") is willing to trade the Securities.

♦You are willing to assume the credit risk of JPMorgan Chase for all payments under the Securities, and understand that if JPMorgan Chase defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

♦You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have the same downside market risk as an investment in the applicable Fund.

♦You require an investment designed to provide a full return of principal at maturity.

♦You do not accept that you may not receive a Contingent Coupon on some or all of the Coupon Payment Dates.

♦You believe that the price of the applicable Fund will decline during the term of the Securities and is likely to close below the applicable Coupon Barrier on the Observation Dates and the applicable Trigger Price on the Final Valuation Date.

♦You seek an investment that participates in the full appreciation in the price of the applicable Fund or that has unlimited return potential.

♦You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the applicable Fund.

♦You would not be willing to invest in the Securities if the applicable Contingent Coupon Rate was set equal to the bottom of the applicable range indicated on the cover hereof (the actual Contingent Coupon Rate for each Security will be set on the Trade Date and will not be less than the bottom of the applicable range listed on the cover).

♦You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦You seek guaranteed current income from this investment or prefer to receive the dividends paid on the applicable Fund.

♦You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity, a term of 18 months, or you seek an investment for which there will be an active secondary market.

♦You are not willing to assume the credit risk of JPMorgan Chase for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the "Key Risks" beginning on page 5 of this free writing prospectus and "Risk Factors" in the accompanying product supplement no. UBS-6-I and "Risk Factors" in the accompanying underlying supplement no. 1-I for risks related to an investment in the Securities.

Indicative Terms
Issuer	JPMorgan Chase & Co.
Issue Price	$10.00 per Security
Fund	SPDR® S&P 500® ETF Trust iShares® Russell 2000 Index Fund
Principal Amount	$10 per Security (subject to a minimum purchase of 100 Securities or $1,000)
Term[1]	18 months, unless called earlier
Automatic Call Feature	The Securities will be called automatically if the closing price of one share of the applicable Fund on any Observation Date is equal to or greater than the applicable Initial Price. If the Securities are called, JPMorgan Chase will pay you on the applicable Call Settlement Date a cash payment per Security equal to the principal amount plus the applicable Contingent Coupon otherwise due for the applicable Observation Date, and no further payments will be made on the Securities.
Contingent Coupon

If the closing price of one share of the applicable Fund is equal to or greater than the applicable Coupon Barrier on any Observation Date, we will pay you the applicable Contingent Coupon for that Observation Date on the relevant Coupon Payment Date.

If the closing price of one share of the applicable Fund is less than the applicable Coupon Barrier on any Observation Date, the applicable Contingent Coupon for that Observation Date will not be payable, and we will not make any payment to you on the relevant Coupon Payment Date.

Each Contingent Coupon will be a fixed amount based on equal quarterly installments at the applicable Contingent Coupon Rate, which is a per annum rate. The table below sets forth each Observation Date and a hypothetical Contingent Coupon for each Security. The actual Contingent Coupons will be based on the applicable Contingent Coupon Rate, which will be determined on the Trade Date. The table below assumes a Contingent Coupon Rate of (i) 7.00% per annum for Securities linked to the SPDR® S&P 500® ETF Trust and (ii) 11.25% per annum for Securities linked to the iShares® Russell 2000 Index Fund. If the actual Contingent Coupon Rates as determined on the Trade Date are less than the assumed Contingent Coupon Rates specified above, the actual Contingent Coupons will be less than the amounts shown below.

You should be willing to invest in the Securities if the applicable Contingent Coupon Rate were set equal to the bottom of the applicable range set forth in "Indicative Terms — Contingent Coupon Rate."
Contingent Coupon (per $10 Security)
Observation Dates[2]	Coupon Payment Dates[2]	SPDR® S&P 500® ETF Trust	iShares® Russell 2000 Index Fund
October 5, 2012 January 7, 2013 April 5, 2013 July 5, 2013 October 7, 2013 January 6, 2014 (Final Valuation Date)	October 10, 2012 January 9, 2013 April 9, 2013 July 9, 2013 October 9, 2013 January 10, 2014 (Maturity Date)	$0.1750 $0.1750 $0.1750 $0.1750 $0.1750 $0.1750	$0.2813 $0.2813 $0.2813 $0.2813 $0.2813 $0.2813
Contingent Coupon payments on the Securities are not guaranteed. We will not pay you the applicable Contingent Coupon for any Observation Date on which the closing price of one share of the applicable Fund is less than the applicable Coupon Barrier.
Contingent Coupon Rate	The Contingent Coupon Rate is expected to be between (i) 6.00% and 8.00% per annum for Securities linked to the SPDR® S&P 500® ETF Trust and (ii) 10.00% and 12.50% per annum for Securities linked to the iShares® Russell 2000 Index Fund. The actual Contingent Coupon Rate for each Security will be determined on the Trade Date.
Coupon Payment Dates[2]	2nd business day following the applicable Observation Date, except that the Coupon Payment Date for the Final Valuation Date is the Maturity Date
Call Settlement Dates[2]	First Coupon Payment Date following the applicable Observation Date
Payment at Maturity (per $10 Security)

If the Securities are not automatically called and the applicable Final Price is equal to or greater than the applicable Trigger Price and the applicable Coupon Barrier, we will pay you a cash payment at maturity per $10 principal amount Security equal to $10 plus the applicable Contingent Coupon otherwise due on the Maturity Date.

If the Securities are not automatically called and the applicable Final Price is less than the applicable Trigger Price and the applicable Coupon Barrier, we will pay you a cash payment at maturity that is less than $10 per $10 principal amount Security resulting in a loss on your principal amount proportionate to the negative Fund Return, equal to:

$10 × (1 + Fund Return)

Fund Return	Final Price - Initial Price Initial Price
Initial Price[3]	The closing price of one share of the applicable Fund on the Trade Date
Final Price[2,3]	The closing price of one share of the applicable Fund on the Final Valuation Date
Share Adjustment Factor[3]	Set equal to 1.0 on the Trade Date
Trigger Price[3]	For Securities linked to the SPDR® S&P 500® ETF Trust, 75% of the Initial Price For Securities linked to the iShares® Russell 2000 Index Fund, 75% of the Initial Price
Coupon Barrier[3]	For Securities linked to the SPDR® S&P 500® ETF Trust, 75% of the Initial Price For Securities linked to the iShares® Russell 2000 Index Fund, 75% of the Initial Price
[1]	See footnote 1 under "Key Dates" on the front cover
[2]	See footnote 2 under "Key Dates" on the front cover
[3]	Subject to adjustment upon the occurrence of certain events affecting the applicable Fund as described under "General Terms of Securities — Anti-Dilution Adjustments" in the accompanying product supplement no. UBS-6-I. The Trigger Price and Coupon Barrier for each Fund may be rounded up to the nearest cent.

Investment Timeline
Trade Date:	The closing price of one share of the applicable Fund (Initial Price), the applicable Trigger Price and the applicable Coupon Barrier are determined, in each case subject to adjustments, and the applicable Contingent Coupon Rate is set.

Quarterly:

If the closing price of one share of the applicable Fund is equal to or greater than the applicable Coupon Barrier on any Observation Date, JPMorgan Chase will pay you a Contingent Coupon on the applicable Coupon Payment Date.

The Securities will also be called if the closing price of one share of the applicable Fund on any Observation Date is equal to or greater than the applicable Initial Price. If the Securities are called, JPMorgan Chase will pay you a cash payment per Security equal to the principal amount plus the applicable Contingent Coupon otherwise due for the applicable Observation Date.

Maturity Date:

The applicable Final Price is determined as of the Final Valuation Date.

If the Securities have not been called and the applicable Final Price is equal to or greater than the applicable Trigger Price and the applicable Coupon Barrier, at maturity JPMorgan Chase will repay the principal amount equal to $10.00 per Security plus the applicable Contingent Coupon otherwise due on the Maturity Date.

If the Securities have not been called and the applicable Final Price is less than the applicable Trigger Price and the applicable Coupon Barrier, JPMorgan Chase will repay less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount proportionate to the decline of the applicable Fund, equal to a return of:

$10 × (1 + Fund Return) per Security

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN CHASE. IF JPMORGAN CHASE WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

What Are the Tax Consequences of the Securities?

You should review carefully the section entitled "Material U.S. Federal Income Tax Consequences" in the accompanying product supplement no. UBS-6-I. In determining our reporting responsibilities we intend to treat (i) the Securities for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Coupons as ordinary income, as described in the section entitled "Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Tax Treatment as Prepaid Forward Contracts with Associated Contingent Coupons" in the accompanying product supplement no. UBS-6-I. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the Internal Revenue Service (the "IRS") or a court may adopt.

Sale, Exchange or Redemption of a Security. Assuming the treatment described above is respected, upon a sale or exchange of the Securities (including redemption upon an automatic call or at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Securities, which should equal the amount you paid to acquire the Securities (assuming Contingent Coupons are properly treated as ordinary income, consistent with the position referred to above). This gain or loss should be long-term capital gain or loss if you have held the security for more than one year at that time. The deductibility of capital losses is subject to limitations. If you sell your Securities between the time your right to a Contingent Coupon is fixed and the time it is paid, it is likely that you will be treated as receiving ordinary income equal to the Contingent Coupon. Although uncertain, it is possible that proceeds received upon the sale or exchange of your Securities prior to an Observation Date but that can be attributed to an expected Contingent Coupon payment could be treated as ordinary income. You should consult your tax adviser regarding this issue.

As described above, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the Securities could be significantly affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of "prepaid forward contracts" and similar instruments, which might include the Securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments, the relevance of factors such as the nature of the underlying property to which the instruments are linked and whether these instruments are or should be subject to the "constructive ownership" regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

The U.S. federal income tax treatment of Contingent Coupons is uncertain, and although we believe it is reasonable to conclude that Contingent Coupons are not subject to U.S. withholding tax (at least if a Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction or elimination of that rate under an applicable income tax treaty), unless income from your Securities is effectively connected with your conduct of a trade or business in the United States.

Non-U.S. Holders — Additional Tax Consideration

Non-U.S. Holders should note that recently proposed Treasury regulations, if finalized in their current form, could impose a withholding tax at a rate of 30% (subject to reduction under an applicable income tax treaty) on amounts attributable to U.S.-source dividends (including, potentially, adjustments to account for extraordinary dividends) that are paid or "deemed paid" after December 31, 2012 under certain financial instruments, if certain other conditions are met. While significant aspects of the application of these proposed regulations to the Securities are uncertain, if these proposed regulations were finalized in their current form, we (or other withholding agents) might determine that withholding is required with respect to Securities held by a Non-U.S. Holder or that the Non-U.S. Holder must provide information to establish that withholding is not required. If withholding is so required, we will not be required to pay any additional amounts with respect to amounts so withheld.

If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities in light of your particular circumstances and the potential application of the proposed regulations discussed in the preceding paragraph.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the applicable Fund. These risks are explained in more detail in the "Risk Factors" section of the accompanying product supplement no. UBS- 6-I and the "Risk Factors" section of the accompanying underlying supplement no. 1-I. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

Risks Relating to the Securities Generally

♦	Your Investment in the Securities May Result in a Loss: The Securities differ from ordinary debt securities in that JPMorgan Chase will not necessarily repay the full principal amount of the Securities. If the Securities are not called and the closing price of one share of the applicable Fund has declined below the applicable Trigger Price on the Final Valuation Date, you will be fully exposed to any depreciation in the closing price of one share of the applicable Fund from its Initial Price to its Final Price and JPMorgan Chase will repay less than the full principal amount at maturity, resulting in a loss of principal that is proportionate to the negative Fund Return. Under these circumstances, you will lose 1% of your principal for every 1% that the Final Price is less than the Initial Price and could lose your entire initial investment. As a result, your investment in the Securities may not perform as well as an investment in a security that does not have the potential for full downside exposure to the applicable Fund.
♦	You Are Not Guaranteed Any Contingent Coupons: We will not necessarily make periodic coupon payments on the Securities. If the closing price of one share of the applicable Fund on an Observation Date is less than the applicable Coupon Barrier, we will not pay you the applicable Contingent Coupon for that Observation Date and the Contingent Coupon that would otherwise be payable will not be accrued and will be lost. If the closing price of one share of the applicable Fund is less than the applicable Coupon Barrier on each of the Observation Dates, we will not pay you any Contingent Coupon during the term of, and you will not receive a positive return on, your Securities. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Securities.
♦	Limited Return on the Securities and You Will Not Participate in Any Appreciation of the Applicable Fund: The return potential of the Securities is limited to the specified Contingent Coupon Rate, regardless of the appreciation in the closing price of one share of the applicable Fund, which may be significant. In addition, the total return on the Securities will vary based on the number of Observation Dates on which the requirements for a Contingent Coupon have been met prior to maturity or an automatic call. Further, if the Securities are called, you will not receive any Contingent Coupons or any other payments in respect of any Observation Dates after the applicable Call Settlement Date. Because the Securities could be called as early as the first Observation Date, the total return on the Securities could be minimal. If the Securities are not called, you may be subject to the applicable Fund's risk of decline even though you were not able to participate in any potential appreciation in the price of the applicable Fund. As a result, the return on an investment in the Securities could be less than the return on a direct investment in the applicable Fund. In addition, if the Securities are not called and the applicable Final Price is below the applicable Trigger Price, you will have a loss on your principal amount and the overall return on the Securities may be less than the amount that would be paid on a conventional debt security of JPMorgan Chase of comparable maturity.
♦	Contingent Repayment of Principal Applies Only If You Hold the Securities to Maturity: If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the closing price is above the applicable Trigger Price. If by maturity the Securities have not been called, JPMorgan Chase will either repay you the full principal amount per Security plus the applicable Contingent Coupon, or if the price of the applicable Fund closes below the applicable Trigger Price on the Final Valuation Date, JPMorgan Chase will repay less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the price of the applicable Fund from the Trade Date to the Final Valuation Date. This contingent repayment of principal applies only if you hold your Securities to maturity.
♦	The Probability That the Applicable Final Price Will Fall Below the Applicable Trigger Price on the Final Valuation Date Will Depend on the Volatility of the Applicable Fund: "Volatility" refers to the frequency and magnitude of changes in the price of the applicable Fund. Greater expected volatility with respect to the applicable Fund reflects a higher expectation as of the Trade Date that the price of that Fund could close below its Coupon Barrier on any Observation Date, resulting in the loss of one or more Contingent Coupons or below its Trigger Price on the Final Valuation Date of the Securities, resulting in the loss of some or all of your investment. In addition, each Contingent Coupon Rate is set on the Trade Date and depends in part on this expected volatility. However, a Fund's volatility can change significantly over the term of the Securities. The price of the applicable Fund for your Securities could fall sharply, which could result in a loss of one or more Contingent Coupons and a significant loss of principal.
♦	Credit Risk of JPMorgan Chase & Co.: The Securities are unsecured and unsubordinated debt obligations of the issuer, JPMorgan Chase & Co., and will rank pari passu with all of our other unsecured and unsubordinated obligations. The Securities are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of JPMorgan Chase & Co. to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Chase & Co. may affect the market value of the Securities and, in the event JPMorgan Chase & Co. were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
In particular, on June 21, 2012, Moody's Investors Services downgraded our long-term senior debt rating to "A2" from "Aa3" as part of its review of 15 banks and securities firms with global capital markets operations. Moody's also maintained its "negative" outlook on us, indicating the possibility of a further downgrade. In addition, on May 11, 2012, Fitch Ratings downgraded our long-term senior debt rating to "A+" from "AA-" and placed us on negative rating watch for a possible further downgrade, and Standard & Poor's Ratings Services changed its outlook on us to "negative" from "stable," indicating the possibility of a future downgrade. These downgrades may adversely affect our credit spreads and the market value of the Securities. See "Risk Factors" in our annual report on Form 10-K for the year ended December 31, 2011.
These actions followed our disclosure on May 10, 2012, that our Chief Investment Office (which is part of our Corporate segment) has had, since the end of the first quarter of 2012, significant mark-to-market losses in our synthetic credit portfolio, partially offset by securities gains. These and any future losses may lead to heightened regulatory scrutiny and additional regulatory or legal proceedings against us, and may continue to adversely affect our credit ratings and credit spreads and, as a result, the market value of the Securities. See "Recent Developments" in this free writing prospectus; our quarterly report on Form 10-Q for the quarter ended March 31, 2012; and "Risk Factors — Risk Management — JPMorgan Chase's framework for managing risks may not be effective in mitigating risk and loss to the Firm" in our annual report on Form 10-K for the year ended December 31, 2011 for further discussion.
♦	Reinvestment Risk: If your Securities are called early, the holding period over which you would have the opportunity to receive any Contingent Coupons could be as little as three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the Securities are called prior to the maturity date.

♦	Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the Securities and the value of the Securities. It is possible that hedging or trading activities of ours or our affiliates could result in substantial returns for us or our affiliates while the value of the Securities declines. Please refer to "Risk Factors — Risks Relating to the Securities Generally" in the accompanying product supplement no. UBS-6-I for additional information about these risks.
♦	Each Contingent Coupon Is Based Solely on the Closing Price of One Share of the Applicable Fund on the Applicable Observation Date: Whether a Contingent Coupon will be payable with respect to an Observation Date will be based solely on the closing price of one share of the applicable Fund on that Observation Date. As a result, you will not know whether you will receive a Contingent Coupon until the related Observation Date. Moreover, because each Contingent Coupon is based solely on the closing price of one share of the applicable Fund on the applicable Observation Date, if that closing price is less than the Coupon Barrier, you will not receive any Contingent Coupon with respect to that Observation Date, even if the closing price of one share of the applicable Fund was higher on other days during the period before that Observation Date.
♦	Certain Built-In Costs Are Likely to Affect Adversely the Value of the Securities Prior to Maturity: While the payment on any Coupon Payment Date, Call Settlement Date or at maturity, if any, described in this free writing prospectus is based on the full principal amount of your Securities, the original issue price of the Securities includes UBS's commission and the estimated cost of hedging our obligations under the Securities. As a result, and as a general matter, the price, if any, at which JPMS will be willing to purchase Securities from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from UBS's commission and our hedging costs, including those set forth under "Many Economic and Market Factors Will Influence the Value of the Securities" below. The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity.
♦	Investing in the Securities Is Not Equivalent to Investing in the Applicable Fund or the Stocks Composing the Applicable Fund: Investing in the Securities is not equivalent to investing in the applicable Fund or the stocks held by the applicable Fund. As an investor in the Securities, you will not have any ownership interest or rights in the applicable Fund or the stocks held by the applicable Fund, such as voting rights, dividend payments or other distributions.
♦	Your Return on the Securities Will Not Reflect Dividends on the Applicable Fund or the Stocks Composing the Applicable Fund: Your return on the Securities will not reflect the return you would realize if you actually owned the applicable Fund or the stocks held by the applicable Fund and received the dividends on the applicable Fund or those stocks. This is because the calculation agent will calculate the amounts payable to you on the Securities by reference the closing price of one share of the applicable Fund on the Observation Dates without taking into consideration the value of dividends on the applicable Fund or the stocks held by the applicable Fund.
♦	No Assurances That the Investment View Implicit in the Securities Will Be Successful: While the Securities are structured to provide for Contingent Coupons if the applicable Fund does not close below the applicable Coupon Barrier on the Observation Dates, we cannot assure you of the economic environment during the term or at maturity of your Securities.
♦	Lack of Liquidity: The Securities will not be listed on any securities exchange. JPMS intends to offer to purchase the Securities in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which JPMS is willing to buy the Securities.
♦	The Anti-Dilution Protection for the Applicable Fund Is Limited: The calculation agent will make adjustments to the Share Adjustment Factor for the applicable Fund for certain events affecting the shares of that Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the applicable Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected.
♦	There Are Risks Associated with the Applicable Fund: Although shares of the applicable Fund are listed for trading on NYSE Arca, Inc. ("NYSE Arca") and a number of similar products have been traded on NYSE Arca and other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the applicable Fund or that there will be liquidity in the trading market. The applicable Fund is subject to management risk, which is the risk that the investment strategies of the applicable Fund's investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the applicable Fund, and consequently, the value of the Securities.
♦	Differences Between the Applicable Fund and its Underlying Index: The applicable Fund does not fully replicate its underlying index, and may hold securities not included in its underlying index. In addition, its performance will reflect additional transaction costs and fees that are not included in the calculation of its Underlying Index. All of these factors may lead to a lack of correlation between the applicable Fund and its underlying index. In addition, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the variance between the applicable Fund and its underlying index. Finally, because the shares of the applicable Fund are traded on NYSE Arca and are subject to market supply and investor demand, the market value of one share of the applicable Fund may differ from the net asset value per share of that Fund. For all of the foregoing reasons, the performance of the applicable Fund may not correlate with the performance of its underlying index.

♦	Hedging and Trading in the Applicable Fund: While the Securities are outstanding, we or any of our affiliates may carry out hedging activities related to the Securities, including in the applicable Fund or instruments related to the applicable Fund. We or our affiliates may also trade in the applicable Fund or instruments related to the applicable Fund from time to time. Any of these hedging or trading activities as of the Trade Date and during the term of the Securities could adversely affect our payment of any Contingent Coupon and our payment to you at maturity if not previously called. It is possible that such hedging or trading activities could result in substantial returns for us or our affiliates while the value of the Securities declines.
♦	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates: JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold the applicable Fund and could affect the value of the applicable Fund, and therefore the market value of the Securities.
♦	Tax Treatment: Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax adviser about your tax situation.
♦	Potential JPMorgan Chase & Co. Impact on Market Price of Applicable Fund: Trading or transactions by JPMorgan Chase & Co. or its affiliates in the applicable Fund and/or over-the-counter options, futures or other instruments with returns linked to the performance of the applicable Fund may adversely affect the market price of the applicable Fund and, therefore, the market value of the Securities.
♦	Market Disruptions May Adversely Affect Your Return: The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly determining the closing price of one share of the applicable Fund on an Observation Date, determining if the Securities are to be automatically called, determining if a Contingent Coupon is payable, calculating the applicable Fund Return if the Securities are not automatically called and calculating the amount that we are required to pay you, if any, on any Coupon Payment Date, upon an automatic call or at maturity. These events may include disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the Securities, it is possible that one or more of the Observation Dates and the applicable payment date will be postponed and your return will be adversely affected. See "General Terms of Securities — Market Disruption Events" in the accompanying product supplement no. UBS-6-I.
♦	Many Economic and Market Factors Will Influence the Value of the Securities: In addition to the value of the applicable Fund and interest rates on any trading day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other and which are set out in more detail in product supplement no. UBS-6-I.

Risks Relating to Securities Linked to the iShares® Russell 2000 Index Fund

♦	An Investment in the Securities is Subject to Risks Associated with Small Capitalization Stocks: The equity securities held by the Fund and included in the Underlying Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. These companies tend to be less wellestablished than large market capitalization companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

Hypothetical Examples

The examples below illustrate the hypothetical payments on a Contingent Coupon Date, upon an automatic call or at maturity under different hypothetical scenarios for a $10.00 Security on an offering of the Securities linked to a hypothetical Fund with the following assumptions (the actual terms will be determined on the Trade Date; amounts have been rounded for ease of reference):

Principal Amount:	$10.00
Term:	18 months (unless earlier called)
Initial Price:	$50.00
Contingent Coupon Rate:	6.00%* per annum (or 1.50% per quarter)
Observation Dates:	Quarterly
Trigger Price:	$40.00 (which is 80.00% of the hypothetical Initial Price)
Coupon Barrier:	$40.00 (which is 80.00% of the hypothetical Initial Price)
*	The actual Contingent Coupon Rate for each Security will be set on the Trade Date. The actual value of any Contingent Coupon payments you will receive over the term of the Securities, the actual value of the payment upon automatic call or at maturity and the actual Trigger Price and Coupon Barrier applicable to your Securities may be more or less than the amounts displayed in these hypothetical scenarios, and will be set on the Trade Date.

The examples below are purely hypothetical and are not based on any specific offering of Securities linked to any specific Fund. These examples are intended to illustrate how the value of any payment on the Securities will depend on the closing price on the Observation Dates.

Example 1 — Securities Are Called on the First Observation Date

Date	Closing Price	Payment (per Security)
First Observation Date	$55.00 (at or above Initial Price)	$10.15 (Payment upon Automatic Call)

	Total Payment:	$10.15 (1.50% return)

Because the Securities are called on the first Observation Date, we will pay you on the applicable Call Settlement Date a total of $10.15 per Security, reflecting your principal amount plus the applicable Contingent Coupon for a 1.50% total return on the Securities.

Example 2 — Securities Are Called on the Third Observation Date

Date	Closing Price	Payment (per Security)
First Observation Date	$45.00 (at or above Coupon Barrier; below Initial Price)	$0.15 (Contingent Coupon)
Second Observation Date	$40.00 (at or above Coupon Barrier; below Initial Price)	$0.15 (Contingent Coupon)
Third Observation Date	$55.00 (at or above Initial Price)	$10.15 (Payment upon Automatic Call)

	Total Payment:	$10.45 (4.50% return)

Because the Securities are called on the third Observation Date, we will pay you on the applicable Call Settlement Date a total of $10.15 per Security, reflecting your principal amount plus the applicable Contingent Coupon. When that amount is added to the Contingent Coupon payments of $0.30 received in respect of prior Observation Dates, we will have paid you a total of $10.45 per Security for a 4.50% total return on the Securities.

Example 3 — Securities Are NOT Called and the Final Price Is at or above the Trigger Price and the Coupon Barrier

Date	Closing Price	Payment (per Security)
First Observation Date	$44.00 (at or above Coupon Barrier; below Initial Price)	$0.15 (Contingent Coupon)
Second Observation Date	$38.00 (below Coupon Barrier)	$0.00
Third Observation Date	$36.00 (below Coupon Barrier)	$0.00
Fourth Observation Date	$38.00 (below Coupon Barrier)	$0.00
Fifth Observation Date	$36.00 (below Coupon Barrier)	$0.00
Final Valuation Date	$44.00 (at or above Trigger Price and Coupon Barrier; below Initial Price)	$10.15 (Payment at Maturity)

	Total Payment:	$10.30 (3.00% return)

At maturity, we will pay you a total of $10.15 per Security, reflecting your principal amount plus the applicable Contingent Coupon. When that amount is added to the Contingent Coupon payment of $0.15 received in respect of prior Observation Dates, we will have paid you a total of $10.30 per Security for a 3.00% total return on the Securities.

Example 4 — Securities Are NOT Called and the Final Price Is below the Trigger Price and the Coupon Barrier

Date	Closing Price	Payment (per Security)
First Observation Date	$44.00 (at or above Coupon Barrier; below Initial Price)	$0.15 (Contingent Coupon)
Second Observation Date	$42.00 (at or above Coupon Barrier; below Initial Price)	$0.15 (Contingent Coupon)
Third Observation Date	$44.00 (at or above Coupon Barrier; below Initial Price)	$0.15 (Contingent Coupon)
Fourth Observation Date	$42.00 (at or above Coupon Barrier; below Initial Price)	$0.15 (Contingent Coupon)
Fifth Observation Date	$44.00 (at or above Coupon Barrier; below Initial Price)	$0.15 (Contingent Coupon)
Final Valuation Date	$35.00 (below Trigger Price and Coupon Barrier)	$10.00 × (1 + Fund Return) = $10.00 × (1 + -30%) = $10.00 × 70% = $7.00 (Payment at Maturity)

	Total Payment:	$7.75 (-22.50% return)

Because the Securities are not called and the Final Price is below the Trigger Price and the Coupon Barrier, at maturity we will pay you $7.00 per Security. When that amount is added to the Contingent Coupon payments of $0.75 received in respect of prior Observation Dates, we will have paid you $7.75 per Security for a loss on the Securities of 22.50%.

Example 5 — Securities Are NOT Called and the Final Price is below the Trigger Price and the Coupon Barrier

Date	Closing Price	Payment (per Security)
First Observation Date	$38.00 (below Coupon Barrier)	$0.00
Second Observation Date	$32.00 (below Coupon Barrier)	$0.00
Third Observation Date	$28.00 (below Coupon Barrier)	$0.00
Fourth Observation Date	$38.00 (below Coupon Barrier)	$0.00
Fifth Observation Date	$32.00 (below Coupon Barrier)	$0.00
Final Valuation Date	$25.00 (below Trigger Price and Coupon Barrier)	$10.00 × (1 + Fund Return) = $10.00 × (1 + -50%) = $10.00 × 50% = $5.00 (Payment at Maturity)

	Total Payment:	$5.00 (-50.00% return)

Because the Securities are not called and the Final Price is below the Trigger Price and the Coupon Barrier, at maturity we will pay you $5.00 per Security for a loss on the Securities of 50.00%. Because there is no Contingent Coupon paid during the term of the Securities, that represents the total payment on the Securities.

The hypothetical returns and hypothetical payouts on the securities shown above do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payouts shown above would likely be lower.

The Funds

Included on the following pages is a brief description of the Funds. This information has been obtained from publicly available sources, without independent verification. Set forth below is a table that provides the quarterly high and low closing prices for one share of each Fund. The information given below is for the four calendar quarters in each of 2007, 2008, 2009, 2010, 2011 and the first calendar quarter of 2012. Partial data is provided for the second calendar quarter of 2012. We obtained the closing price information set forth below from the Bloomberg Professional® service (''Bloomberg''), without independent verification. You should not take the historical prices of any Fund as an indication of future performance.

The SPDR® S&P 500® ETF Trust

The SPDR® S&P 500® ETF Trust is a registered investment company whose Trust Units (which we refer to as "shares") represent an undivided ownership interest in a portfolio of all, or substantially all, of the common stocks of the S&P 500® Index. The SPDR® S&P 500® ETF Trust's objective is to provide investment results that, before expenses, generally correspond to the price and yield performance of the S&P 500® Index, which we refer to as the Underlying Index with respect to the SPDR® S&P 500® ETF Trust. The S&P 500® Index consists of 500 component stock selected to provide a performance benchmark for the U.S. equity markets. Information provided to or filed with the SEC by the Fund pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 033-46080 and 811-06125, respectively, through the SEC's website at http://www.sec.gov. In addition, information about the SPDR® S&P 500® ETF Trust may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. For additional information about the SPDR® S&P 500® ETF Trust, see the information set forth under "Fund Descriptions — The SPDR® S&P 500® ETF Trust" in the accompanying underlying supplement no. 1-I.

Historical Information Regarding the SPDR® S&P 500® ETF Trust

The following table sets forth the quarterly high and low closing prices of one share of the SPDR® S&P 500® ETF Trust, based on daily closing prices as reported by Bloomberg, without independent verification. The closing price of one share of the SPDR® S&P 500® ETF Trust on June 28, 2012 was $132.79. The actual Initial Price will be the closing price of one share of the SPDR® S&P 500® ETF Trust on the Trade Date. We obtained the closing prices and other information below from Bloomberg, without independent verification. The closing prices and this other information may be adjusted by Bloomberg for certain actions such as stock splits.

We make no representation as to the amount of dividends, if any, that the SPDR® S&P 500® ETF Trust or the equity securities held by the SPDR® S&P 500® ETF Trust will pay in the future. In any event, as an investor in the Securities, you will not be entitled to receive dividends, if any, that may be payable on the SPDR® S&P 500® ETF Trust or the equity securities held by the SPDR® S&P 500® ETF Trust.

Quarter Begin	Quarter End		Quarterly High	Quarterly Low	Close
1/1/2007	3/31/2007		$146.01	$137.41	$142.07
4/1/2007	6/30/2007		$154.15	$142.24	$150.38
7/1/2007	9/30/2007		$155.03	$141.13	$152.67
10/1/2007	12/31/2007		$156.44	$140.90	$146.39
1/1/2008	3/31/2008		$144.94	$127.90	$131.89
4/1/2008	6/30/2008		$143.08	$127.69	$128.04
7/1/2008	9/30/2008		$130.70	$111.38	$116.54
10/1/2008	12/31/2008		$116.00	$ 75.95	$ 90.33
1/1/2009	3/31/2009		$ 93.44	$ 68.11	$ 79.44
4/1/2009	6/30/2009		$ 95.09	$ 81.00	$ 91.92
7/1/2009	9/30/2009		$107.33	$ 87.95	$105.56
10/1/2009	12/31/2009		$112.67	$102.54	$111.44
1/1/2010	3/31/2010		$117.40	$105.87	$116.99
4/1/2010	6/30/2010		$121.79	$103.22	$103.22
7/1/2010	9/30/2010		$114.79	$102.20	$114.12
10/1/2010	12/31/2010		$125.92	$113.75	$125.78
1/1/2011	3/31/2011		$134.57	$126.21	$132.51
4/1/2011	6/30/2011		$136.54	$126.81	$131.97
7/1/2011	9/30/2011		$135.46	$112.26	$113.17
10/1/2011	12/31/2011		$128.68	$109.93	$125.50
1/1/2012	3/31/2012		$141.61	$127.49	$140.72
4/1/2012	6/28/2012	*	$141.79	$128.10	$132.79
*	As of the date of this free writing prospectus available information for the second calendar quarter of 2012 includes data for the period from April 1, 2012 through June 28, 2012. Accordingly, the "Quarterly High," "Quarterly Low" and "Close" data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2012.

The graph below illustrates the daily performance of the SPDR® S&P 500® ETF Trust from January 2, 2002 through June 28, 2012, based on information from Bloomberg, without independent verification. The dotted line represents a hypothetical Coupon Barrier and Trigger Price, equal to 75% of the closing price of one share of the SPDR® S&P 500® ETF Trust on June 28, 2012. The actual Coupon Barrier and Trigger Price will be based on the closing price on the Trade Date.

Past performance of the Fund is not indicative of the future performance of the Fund.

The iShares® Russell 2000 Index Fund

The iShares® Russell 2000 Index Fund is an exchange-traded fund of the iShares® Trust, a registered investment company that consists of separate investment portfolios, and managed by BlackRock Fund Advisors, the investment adviser to the iShares® Russell 2000 Index Fund. The iShares® Russell 2000 Index Fund seeks investment results that, before expenses, generally correspond to the price and yield performance of the Russell 2000® Index, which we refer to as the Underlying Index with respect to the iShares® Russell 2000 Index Fund. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. Information provided to or filed with the SEC by the Fund pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC's website at http://www.sec.gov. In addition, information about the iShares® Russell 2000 Index Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. For additional information about the iShares® Russell 2000 Index Fund, see the information set forth under "Fund Descriptions — The iShares® Russell 2000 Index Fund" in the accompanying underlying supplement no. 1-I.

Historical Information Regarding the iShares® Russell 2000 Index Fund

The following table sets forth the quarterly high and low closing prices of one share of the iShares® Russell 2000 Index Fund, based on daily closing prices as reported by Bloomberg, without independent verification. The closing price of one share of the iShares® Russell 2000 Index Fund on June 28, 2012 was $77.31. The actual Initial Price will be the closing price of one share of the iShares® Russell 2000 Index Fund on the Trade Date. We obtained the closing prices and other information below from Bloomberg, without independent verification. The closing prices and this other information may be adjusted by Bloomberg for certain actions such as stock splits.

We make no representation as to the amount of dividends, if any, that the iShares® Russell 2000 Index Fund or the equity securities held by the iShares® Russell 2000 Index Fund will pay in the future. In any event, as an investor in the Securities, you will not be entitled to receive dividends, if any, that may be payable on the iShares® Russell 2000 Index Fund or the equity securities held by the iShares® Russell 2000 Index Fund.

Quarter Begin	Quarter End		Quarterly High	Quarterly Low	Close
1/1/2007	3/31/2007		$82.39	$75.17	$79.51
4/1/2007	6/30/2007		$84.79	$79.75	$82.96
7/1/2007	9/30/2007		$85.74	$75.20	$80.04
10/1/2007	12/31/2007		$84.18	$73.02	$75.92
1/1/2008	3/31/2008		$75.12	$64.30	$68.51
4/1/2008	6/30/2008		$76.17	$68.47	$69.03
7/1/2008	9/30/2008		$75.20	$65.50	$68.39
10/1/2008	12/31/2008		$67.02	$38.58	$49.27
1/1/2009	3/31/2009		$51.27	$34.36	$41.94
4/1/2009	6/30/2009		$53.19	$42.82	$50.96
7/1/2009	9/30/2009		$62.02	$47.87	$60.23
10/1/2009	12/31/2009		$63.36	$56.22	$62.26
1/1/2010	3/31/2010		$69.25	$58.68	$67.81
4/1/2010	6/30/2010		$74.14	$61.08	$61.08
7/1/2010	9/30/2010		$67.67	$59.04	$67.47
10/1/2010	12/31/2010		$79.22	$66.94	$78.23
1/1/2011	3/31/2011		$84.17	$77.18	$84.17
4/1/2011	6/30/2011		$86.37	$77.77	$82.80
7/1/2011	9/30/2011		$85.65	$64.25	$64.25
10/1/2011	12/31/2011		$76.45	$60.97	$73.69
1/1/2012	3/31/2012		$84.41	$74.56	$82.85
4/1/2012	6/28/2012	*	$83.79	$73.64	$77.31
*	As of the date of this free writing prospectus available information for the second calendar quarter of 2012 includes data for the period from April 1, 2012 through June 28, 2012. Accordingly, the "Quarterly High," "Quarterly Low" and "Close" data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2012.

The graph below illustrates the daily performance of the iShares® Russell 2000 Index Fund from May 29, 2002 through June 28, 2012, based on information from Bloomberg, without independent verification. The dotted line represents a hypothetical Coupon Barrier and Trigger Price, equal to 75% of the closing price of one share of the iShares® Russell 2000 Index Fund on June 28, 2012. The actual Coupon Barrier and Trigger Price will be based on the closing price on the Trade Date.

Past performance of the Fund is not indicative of the future performance of the Fund.

Supplemental Plan of Distribution

We have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We will agree that UBS may sell all or a part of the Securities that it purchases from us to its affiliates at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) and containing the final pricing terms of the Securities.

Subject to regulatory constraints, JPMS intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See "Use of Proceeds and Hedging" beginning on page PS-17 of the accompanying product supplement no. UBS-6-I.